Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.




                                                                Three Months Ended            Nine Months Ended
                                                                ------------------            -----------------
                                                              Sept. 30,      Sept. 30,      Sept. 30,    Sept. 30,
                                                                2001           2000           2001         2000
                                                                ----           ----           ----         ----
                                                                            (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes and
          equity in losses of affiliates ............          $45,946       $33,276       $ 68,473     $ 55,687

       Interest and other debt expense ..............           19,702        23,500         63,818       66,097

       Interest portion of rental expense ...........              219           311            786          906
                                                               -------       -------       --------     --------

       Earnings before fixed charges ................          $65,867       $57,087       $133,077     $122,690
                                                               =======       =======       ========     ========

Fixed charges:

       Interest and other debt expense ..............          $19,702       $23,500       $ 63,818     $ 66,097

       Interest portion of rental expense ...........              219           311            786          906

       Capitalized interest .........................              455           408          1,380        1,690
                                                               -------       -------       --------     --------

       Total fixed charges ..........................          $20,376       $24,219       $ 65,984     $ 68,693
                                                               =======       =======       ========     ========

Ratio of earnings to fixed charges                                3.23          2.36           2.02         1.79

